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                                                                       Exhibit 5



LaserMaster Technologies, Inc.
7090 Shady Oak Road
Eden Prairie, Minnesota 55344

     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     In connection with the Registration Statement on Form S-8 filed by LaserMaster Technologies, Inc. (the "Company") with the Securities and Exchange Commission on or about the date hereof, relating to the registration of 1,500,000 shares of its Common Stock, $.01 par value, which may be issued pursuant to the exercise of options and other common stock rights granted or which may be granted under the Company's 1996 Stock Incentive Plan (the "Plan"), please be advised that as counsel to the Company, upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes of this opinion, it is our opinion that:

     1. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

     2. The 1,500,000 shares which may be issued by the Company under the Plan will be, when issued and paid for as described in the Registration Statement, validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

Dated:  August 12, 1996
                                       Very truly yours,


                                       /s/ DORSEY & WHITNEY